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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-35357, 333-80577 and 333-104248 of Giant Industries, Inc. and subsidiaries ("the Company") each on Form S-8, of our reports dated March 12, 2004, which express unqualified opinions and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations" in 2003, and the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" in 2002, on the financial statements and financial statement schedule, each report appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP


Phoenix, Arizona
March 12, 2004